UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2023

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-08940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.33 1/3 par value	MO	New York Stock Exchange
1.700% Notes due 2025	MO25	New York Stock Exchange
2.200% Notes due 2027	MO27	New York Stock Exchange
3.125% Notes due 2031	MO31	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 24, 2023, Altria Group, Inc. (“Altria”) entered into a 5-year revolving credit facility (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. and Citibank, N.A., as administrative agents, and the lenders named therein (the “Lenders”). The Credit Agreement provides for borrowings up to an aggregate principal amount of $3 billion. The Credit Agreement expires on October 24, 2028 and includes an option, subject to certain conditions, for Altria to extend the Credit Agreement for two additional one-year periods. Interest rates on borrowings under the Credit Agreement will be based on prevailing interest rates as described in the Credit Agreement and, in part, upon Altria’s senior unsecured long-term debt rating. Borrowings under the Credit Agreement will be used for general corporate purposes, and the Credit Agreement requires Altria to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (as defined in the Credit Agreement and including certain adjustments) to consolidated interest expense of not less than 4.0 to 1.0. Altria presently has no borrowings outstanding under the Credit Agreement.

Altria’s obligations under the Credit Agreement are guaranteed by Philip Morris USA Inc. (“PM USA”), a wholly owned subsidiary of Altria. PM USA’s guarantee is evidenced by a guarantee agreement (the “Guarantee Agreement”) made by PM USA in favor of the Lenders.

The Credit Agreement replaces Altria’s prior $3 billion amended and restated 5-year revolving credit agreement (the “Terminated Agreement”), which was to expire on August 1, 2025 and was terminated effective October 24, 2023. At termination, there were no borrowings outstanding under the Terminated Agreement.

Some of the Lenders and their affiliates have various relationships with Altria and its subsidiaries involving the provision of financial services.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the Guarantee Agreement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference in this Current Report on Form 8-K.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth above under “Item 1.01. Entry into a Material Definitive Agreement” regarding the Terminated Agreement is incorporated by reference in Item 1.02 of this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference in Item 2.03 of this Current Report on Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Altria’s Board of Directors (the “Board”) has retirement guidelines that require a director who will have attained the age of 75 as of the date of the next annual meeting of Altria’s shareholders to tender his or her written resignation to the Board at least six months prior to that annual meeting. The resignation is subject to acceptance by the Board and effective at the time specified by the Board. In accordance with these retirement guidelines, Nabil Y. Sakkab (age 76), a director of Altria since 2008, submitted his written resignation to the Board, and, on October 25, 2023, the Board, based on the recommendation of the Board’s Nominating, Corporate Governance and Social Responsibility Committee, accepted Dr. Sakkab’s resignation effective upon completion of his term. Dr. Sakkab will serve through his current term but will not stand for re-election to the Board at Altria’s 2024 Annual Meeting of Shareholders, which Altria anticipates holding on May 16, 2024.

Item 7.01.	Regulation FD Disclosure.

On October 25, 2023, in connection with Dr. Sakkab’s retirement from the Board, Altria issued a press release, a copy of which is attached as Exhibit 99.1 and is incorporated by reference in this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Item 7.01 shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	5-Year Revolving Credit Agreement, dated as of October 24, 2023, among Altria Group, Inc., JPMorgan Chase Bank, N.A. and Citibank, N.A., as administrative agents, and the lenders named therein.

10.2	Guarantee Agreement, dated as of October 24, 2023, by Philip Morris USA Inc. in favor of the lenders party to the 5-Year Revolving Credit Agreement, dated as of October 24, 2023, among Altria Group, Inc., JPMorgan Chase Bank, N.A. and Citibank, N.A., as administrative agents, and the lenders named therein.

99.1	Altria Group, Inc. Press Release, dated October 25, 2023 (furnished under Item 7.01).

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ W. HILDEBRANDT SURGNER, JR.
Name:	W. Hildebrandt Surgner, Jr.
Title:	Vice President, Corporate Secretary and
Associate General Counsel

DATE: October 25, 2023

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